Exhibit 99.2

FOR IMMEDIATE RELEASE

CONTACT:
Randall E. Black, CEO & President
15 South Main Street
Mansfield, PA 16933
570-662-2121
570-662-2365 fax

April 18, 2019

CITIZENS FINANCIAL SERVICES, INC. HOLDS ANNUAL MEETING

Mansfield, Pennsylvania – Citizens Financial Services, Inc. held its annual meeting of stockholders on April 16, 2019 at the Tioga County Fairgrounds Main Building, 2258 Charleston Road, Wellsboro, Pennsylvania.

At the annual meeting, the following four Class 2 directors were elected to serve for three-year terms, and until their successors are elected and qualified: Thomas E. Freeman, Christopher W. Kunes, David Z. Richards, Jr., and Alletta M. Schadler.  The four Class 2 directors will serve until the April 2022 Annual Meeting.

The following corporate directors retained their positions but were not standing for election this year:  Randall E. Black, R. Lowell Coolidge, Rinaldo A. DePaola, Robert W. Chappell, Roger C. Graham, Jr., E. Gene Kosa, and R. Joseph Landy

Additionally, shareholders voted to ratify the appointment of S.R. Snodgrass, A.C., Certified Public Accountants, to serve as the independent registered public accounting firm for the Company for the fiscal year ending December 31, 2019.

Mr. Black, Chief Executive Officer and President of Citizens Financial Services, Inc. and First Citizens Community Bank, presented the Company’s 2018 financial performance.  Financial highlights included a five-year history on the efficiency ratio (for First Citizens Community Bank), return on equity, return on assets, cash dividends paid, along with a 15-year stock return graph.  The Company’s performance was strong compared to peer institutions.

Mr. Black spoke about (1) 2018 tactical projects completed, (2) employee recognition, (3) 2019 strategic tactics, (4) focus on enhancing the employee and customer experience, (5) upcoming employee retirements, including the retirement of Terry Osborne, Executive Vice President and Chief Credit Officer and a Director of First Citizens Community Bank, effective February 1, 2020, and, (6) the retirement of director Rudolph J. van der Hiel as of the date of the annual meeting.